C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2023 Second Quarter Results
Eden Prairie, MN, August 2, 2023 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2023.
Second Quarter Key Metrics:
•Gross profits decreased 35.9% to $656.7 million
•Income from operations decreased 71.8% to $132.6 million
•Adjusted operating margin(1) decreased 2,560 basis points to 19.9%
•Diluted earnings per share (EPS) decreased 69.7% to $0.81
•Adjusted EPS(1) decreased 64.3% to $0.90
•Cash generated by operations decreased by $40.4 million to $224.8 million
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

C.H. Robinson's recently appointed President and Chief Executive Officer, Dave Bozeman, said "It is an absolute privilege to be leading C.H. Robinson, a market leader with enormous scale, a strong base of loyal customers, and a resilient business model that generates profits and free cash flow through the entirety of the freight cycle."

The company noted that global freight markets in the second quarter continued to be impacted by weak demand, high inventories and excess capacity, which resulted in a more competitive marketplace with suppressed transportation rates. North American surface transportation volumes and load-to-truck ratios remain near the low levels of 2019. In the freight forwarding market, ocean vessel and air freight capacity continues to exceed demand, which has kept ocean and air freight rates low during this period of significant decline that has continued since the second half of 2022.

"We are staying focused on what we can control, providing superior service to our customers and carriers and streamlining our processes by removing waste and manual touches," added Bozeman.

"I know from my time in the transportation market that other freight providers and new entrants look to Robinson as an example of a commercial engine with the breadth, scale, expertise and financial strength that they aspire to achieve. However, there is always room for improvement, and I recognize the tremendous opportunity in front of us to accelerate growth in a very fragmented market. Our goal is to provide such a compelling offering that customers feel like C.H. Robinson is essential to the success of their supply chain. As I aim to reinvigorate the winning culture, my focus will be on people, products, processes, technology, collaboration and excellence. To enable greater agility and flexibility and to accelerate our clock speed, I’m empowering our people to uncover new ways to challenge the status quo, move faster and act boldly to better anticipate our customers’ needs, exceed their expectations and make us indispensable. As a Lean practitioner, I'm passionate about continuously improving how organizations operate. Lean principles work and are applicable at Robinson to further improve efficiency."

"Shippers are looking for stable and innovative logistics partners," continued Bozeman. "Robinson has shown the strength of its model through cycles, our balance sheet continues to be strong, and we plan to invest in initiatives that we expect to amplify the expertise of our people and generate high returns on investment. We have some of the best people in the logistics industry, with the grit, grind and hustle needed to solve challenges for our customers and carriers, and I'm confident that together we will win for our customers, carriers and shareholders. While the near-term freight environment presents some challenges, the strength of our people, scaled network, financial model and investments in improving efficiency position us well for the eventual rebound."

"I'm excited about our opportunities and our future. I look forward to leading this great company to new heights and sharing our progress with all of you along our journey," Bozeman concluded.

Summary of Second Quarter Results Compared to the Second Quarter of 2022
•Total revenues decreased 35.0% to $4.4 billion, primarily driven by lower pricing in our ocean and truckload services.
•Gross profits decreased 35.9% to $656.7 million. Adjusted gross profits decreased 35.5% to $665.5 million, primarily driven by lower adjusted gross profit per transaction in truckload and ocean.
•Operating expenses decreased 5.2% to $532.9 million. Personnel expenses decreased 15.2% to $377.3 million, primarily due to cost optimization efforts and lower variable compensation. Average headcount declined 10.1%. Selling, general and administrative (“SG&A”) expenses of $155.6 million increased 32.8%, primarily due to the $25.3 million gain on the sale-leaseback of our Kansas City regional center recorded in the prior year and increased claims and warehouse expenses in the current year.
•Income from operations totaled $132.6 million, down 71.8% due to the decrease in adjusted gross profits, partially offset by the decline in operating expenses. Adjusted operating margin of 19.9% declined 2,560 basis points.
•Interest and other income/expense, net totaled $18.3 million of expense, consisting primarily of $23.2 million of interest expense, which increased $6.3 million versus last year due to higher variable interest rates. This was partially offset by a $3.5 million gain of foreign currency revaluation and realized foreign currency gains and losses, compared to a $10.3 million loss last year, driven by foreign currency impacts on intercompany assets and liabilities.
•The effective tax rate in the quarter was 14.9% compared to 21.3% in the second quarter last year. The lower rate in the second quarter of this year was driven by lower income before taxes, increased U.S. tax credits and incentives, fewer non-deductible expenses, and incremental benefits from foreign tax credit utilization.
•Net income totaled $97.3 million, down 72.1% from a year ago. Diluted EPS of $0.81 decreased 69.7%. Adjusted EPS of $0.90 decreased 64.3%.

Summary of Year-to-Date Results Compared to 2022

•Total revenues decreased 33.6% to $9.0 billion, primarily driven by lower pricing in our ocean and truckload services.
•Gross profits decreased 30.7% to $1.3 billion. Adjusted gross profits decreased 30.3% to $1.4 billion, primarily driven by lower adjusted gross profit per transaction in truckload and ocean.
•Operating expenses decreased 5.8% to $1.1 billion. Personnel expenses decreased 11.4% to $760.4 million, primarily due to cost optimization efforts and lower variable compensation. Average headcount declined 5.9%. SG&A expenses increased 12.3% to $297.1 million, primarily due to the $25.3 million gain on the sale-leaseback of our Kansas City regional center recorded in the prior year and increased depreciation and amortization in the current year.
•Income from operations totaled $293.7 million, down 64.0% from last year, due to the decrease in adjusted gross profits, partially offset by the decline in operating expense. Adjusted operating margin of 21.7% decreased 2,040 basis points.
•Interest and other income/expense, net totaled $46.5 million of expense, which primarily consisted of $46.8 million of interest expense, which increased $15.3 million versus last year due to higher variable interest rates. The year-to-date results also included a $6.0 million loss from foreign currency revaluation and realized foreign currency gains and losses, compared to an $11.8 million loss last year, driven by foreign currency impacts on intercompany assets and liabilities.
•The effective tax rate for the six months ended June 30, 2023 was 14.1% compared to 20.0% in the year-ago period. The lower rate in the current period was driven by lower income before taxes, increased U.S. tax credits and incentives, and fewer non-deductible expenses in the current year.
•Net income totaled $212.2 million, down 65.7% from a year ago. Diluted EPS of $1.77 decreased 62.4%. Adjusted EPS of $1.88 decreased 58.8%.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% change	2023	2022	% change
Total revenues	$3,079,268	$4,147,046	(25.7)%	$6,383,455	$8,261,935	(22.7)%
Adjusted gross profits(1)	400,532	624,551	(35.9)%	827,187	1,130,651	(26.8)%
Income from operations	117,859	276,499	(57.4)%	251,881	458,853	(45.1)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the NAST segment totaled $3.1 billion, a decrease of 25.7% over the prior year, primarily driven by lower truckload pricing, reflecting an oversupply of truckload capacity compared to soft freight demand. NAST adjusted gross profits decreased 35.9% in the quarter to $400.5 million. Adjusted gross profits in truckload decreased 45.4% due to a 41.5% decrease in adjusted gross profit per shipment and a 6.5% decline in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 23.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 19.0%, resulting in a 41.5% decrease in truckload adjusted gross profit per mile. LTL adjusted gross profits decreased 18.8% versus the year-ago period, as adjusted gross profit per order decreased 19.0% and LTL shipments were flat. NAST overall volume growth was down 2.5% for the quarter. Operating expenses decreased 18.8% primarily due to lower variable compensation and lower average employee headcount. NAST average employee headcount was down 14.0% in the quarter. Income from operations decreased 57.4% to $117.9 million, and adjusted operating margin declined 1,490 basis points to 29.4%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% change	2023	2022	% change
Total revenues	$779,867	$2,093,190	(62.7)%	$1,569,845	$4,287,587	(63.4)%
Adjusted gross profits(1)	179,231	324,443	(44.8)%	357,150	646,291	(44.7)%
Income from operations	29,647	167,557	(82.3)%	59,763	335,195	(82.2)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the Global Forwarding segment decreased 62.7% to $779.9 million, primarily driven by lower pricing in our ocean service, reflecting an oversupply of vessel capacity compared to soft freight demand. Adjusted gross profits decreased 44.8% in the quarter to $179.2 million. Ocean adjusted gross profits decreased 52.9%, driven by a 49.5% decrease in adjusted gross profit per shipment and a 7.0% decline in shipments. Air adjusted gross profits decreased 40.3%, driven by a 39.5% decrease in adjusted gross profit per metric ton shipped and a 2.0% decline in metric tons shipped. Customs adjusted gross profits decreased 9.7%, driven by a 14.5% reduction in transaction volume. Operating expenses decreased 4.7%, primarily driven by lower variable compensation and lower average employee headcount, which was partially offset by an increase in credit losses. Second quarter average employee headcount decreased 9.3%. Income from operations decreased 82.3% to $29.6 million, and adjusted operating margin declined 3,510 basis points to 16.5% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% change	2023	2022	% change
Total revenues	$562,721	$558,239	0.8%	$1,080,226	$1,064,906	1.4%
Adjusted gross profits(1):
Robinson Fresh	$37,895	$34,981	8.3%	$69,040	$65,486	5.4%
Managed Services	28,953	27,618	4.8%	57,923	55,700	4.0%
Other Surface Transportation	18,885	20,020	(5.7)%	39,836	39,681	0.4%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter Robinson Fresh adjusted gross profits increased 8.3% to $37.9 million, primarily driven by a 10.0% increase in case volume and integrated supply chain solutions for foodservice and wholesale customers. Managed Services adjusted gross profits increased 4.8% in the quarter, due to growth with existing and new customers. Other Surface Transportation adjusted gross profits decreased 5.7% to $18.9 million, primarily due to a 7.3% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
The second quarter effective tax rate was 14.9%, down from 21.3% last year. The lower rate in the second quarter of this year was driven by lower income before taxes, increased U.S. tax credits and incentives, fewer non-deductible expenses, and incremental benefits from foreign tax credit utilization. We now expect our 2023 full-year effective tax rate to be 16% to 18%.
Interest and other income/expense, net totaled $18.3 million of expense, consisting primarily of $23.2 million of interest expense, which increased $6.3 million versus the second quarter of 2022 due to higher variable interest rates, and a $3.5 million gain of foreign currency revaluation and realized foreign currency gains and losses on intercompany assets and liabilities.
Diluted weighted average shares outstanding in the quarter were down 8.1% due to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $224.8 million in the second quarter, compared to $265.3 million of cash generated from operations in the second quarter of 2022. The $40.4 million decrease was primarily due to a $250.9 million decrease in net income, partially offset by a $143.7 million sequential decrease in net operating working capital in the second quarter of 2023 compared to a $45.3 million sequential increase in the second quarter of 2022. The decrease in net operating working capital in the second quarter of 2023 resulted primarily from a $180.0 million sequential decrease in accounts receivable and contract assets, partially offset by a $36.3 million sequential decrease in total accounts payable and accrued transportation expense.
In the second quarter of 2023, cash returned to shareholders totaled $106.1 million, with $72.8 million in cash dividends and $33.4 million in repurchases of common stock.
Capital expenditures totaled $24.4 million in the quarter. Capital expenditures for 2023 are expected to be $90 million to $100 million.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $30 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 96,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to successfully integrate the operations of acquired companies with our historic operations; climate change related risks; risks associated with our indebtedness; interest rates related risks; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2023 Earnings Conference Call
Wednesday, August 2, 2023; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% change	2023	2022	% change
Adjusted gross profits(1):
Transportation
Truckload	$261,147	$456,260	(42.8)%	$549,801	$816,047	(32.6)%
LTL	137,185	168,298	(18.5)%	275,822	320,610	(14.0)%
Ocean	107,497	227,958	(52.8)%	217,576	449,421	(51.6)%
Air	33,728	56,871	(40.7)%	65,045	118,305	(45.0)%
Customs	25,128	27,820	(9.7)%	48,462	55,315	(12.4)%
Other logistics services	66,582	61,561	8.2%	131,495	117,197	12.2%
Total transportation	631,267	998,768	(36.8)%	1,288,201	1,876,895	(31.4)%
Sourcing	34,229	32,845	4.2%	62,935	60,914	3.3%
Total adjusted gross profits	$665,496	$1,031,613	(35.5)%	$1,351,136	$1,937,809	(30.3)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% change	2023	2022	% change
Revenues:
Transportation	$4,084,827	$6,465,642	(36.8)%	$8,412,792	$12,993,993	(35.3)%
Sourcing	337,029	332,833	1.3%	620,734	620,435	—%
Total revenues	4,421,856	6,798,475	(35.0)%	9,033,526	13,614,428	(33.6)%
Costs and expenses:
Purchased transportation and related services	3,453,560	5,466,874	(36.8)%	7,124,591	11,117,098	(35.9)%
Purchased products sourced for resale	302,800	299,988	0.9%	557,799	559,521	(0.3)%
Direct internally developed software amortization	8,749	6,640	31.8%	16,066	12,374	29.8%
Total direct expenses	3,765,109	5,773,502	(34.8)%	7,698,456	11,688,993	(34.1)%
Gross profit	$656,747	$1,024,973	(35.9)%	$1,335,070	$1,925,435	(30.7)%
Plus: Direct internally developed software amortization	8,749	6,640	31.8%	16,066	12,374	29.8%
Adjusted gross profit	$665,496	$1,031,613	(35.5)%	$1,351,136	$1,937,809	(30.3)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022		% change	2023	2022		% change

Total revenues	$4,421,856	$6,798,475		(35.0)%	$9,033,526	$13,614,428		(33.6)%
Income from operations	132,623	469,665		(71.8)%	293,656	815,139		(64.0)%
Operating margin	3.0%	6.9%		(390) bps	3.3%	6.0%		(270) bps

Adjusted gross profit	$665,496	$1,031,613		(35.5)%	$1,351,136	$1,937,809		(30.3)%
Income from operations	132,623	469,665		(71.8)%	293,656	815,139		(64.0)%
Adjusted operating margin	19.9%	45.5%	(2,560)	bps	21.7%	42.1%	(2,040)	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income (loss) from operations and adjusted net income per share (diluted) is calculated as income (loss) from operations and net income per share (diluted) excluding the impact of restructuring and related costs. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations and adjusted net income per share (diluted). The reconciliation of income (loss) from operations and net income per share (diluted) to adjusted income (loss) from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2023
Income (loss) from operations	$117,859	$29,647	$(14,883)	$132,623
Severance	323	626	10,732	11,681
Other personnel expenses	4	65	1,377	1,446
Other selling, general, and administrative expenses	4	39	962	1,005
Total restructuring and related costs(1)	331	730	13,071	14,132
Adjusted income (loss) from operations	$118,190	$30,377	$(1,812)	$146,755

Net income per share (diluted)				$0.81
Restructuring and related costs(1)				0.09
Adjusted net income per share (diluted)				$0.90

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2023
Income (loss) from operations	$251,881	$59,763	$(17,988)	$293,656
Severance	933	2,140	11,746	14,819
Other personnel expenses	223	89	1,594	1,906
Other selling, general, and administrative expenses	4	163	962	1,129
Total restructuring and related costs(1)	1,160	2,392	14,302	17,854
Adjusted income (loss) from operations	$253,041	$62,155	$(3,686)	$311,510

Net income per share (diluted)				$1.77
Restructuring and related costs(1)				0.11
Adjusted net income per share (diluted)				$1.88
____________________________________________
(1) In the three months ended June 30, 2023, we incurred restructuring expenses of $13.1 million related to workforce reductions and $1.0 million of other charges. In the six months ended June 30, 2023, we incurred restructuring expenses of $16.7 million related to workforce reductions and $1.1 million of other charges.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income from operations and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income from operations and adjusted net income per share (diluted) is calculated as income from operations and net income per share (diluted) excluding the impact of the gain on sale-leaseback of our Kansas City regional center. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income from operations and adjusted net income per share (diluted). The reconciliation of income from operations and net income per share (diluted) to adjusted income from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

Income from operations	$469,665	$815,139
Gain on sale of property and equipment(1)	(25,296)	(25,296)
Adjusted income from operations	$444,369	$789,843

Net income per share (diluted)	$2.67	$4.71
Gain on sale of property and equipment(1)	(0.15)	(0.15)
Adjusted net income per share (diluted)	$2.52	$4.56

_______________________________________
(1) The gain on sale of property and equipment related to the sale-leaseback of our Kansas City regional center is included within other selling, general, and administrative expenses in our condensed consolidated statements of income.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2023	2022	% change	2023	2022	% change

Revenues:
Transportation	$4,084,827	$6,465,642	(36.8)%	$8,412,792	$12,993,993	(35.3)%
Sourcing	337,029	332,833	1.3%	620,734	620,435	0.0%
Total revenues	4,421,856	6,798,475	(35.0)%	9,033,526	13,614,428	(33.6)%
Costs and expenses:
Purchased transportation and related services	3,453,560	5,466,874	(36.8)%	7,124,591	11,117,098	(35.9)%
Purchased products sourced for resale	302,800	299,988	0.9%	557,799	559,521	(0.3)%
Personnel expenses	377,277	444,764	(15.2)%	760,383	858,125	(11.4)%
Other selling, general, and administrative expenses	155,596	117,184	32.8%	297,097	264,545	12.3%
Total costs and expenses	4,289,233	6,328,810	(32.2)%	8,739,870	12,799,289	(31.7)%
Income from operations	132,623	469,665	(71.8)%	293,656	815,139	(64.0)%
Interest and other income/expense, net	(18,259)	(27,395)	(33.3)%	(46,524)	(41,569)	11.9%
Income before provision for income taxes	114,364	442,270	(74.1)%	247,132	773,570	(68.1)%
Provision for income taxes	17,048	94,085	(81.9)%	34,925	155,037	(77.5)%
Net income	$97,316	$348,185	(72.1)%	$212,207	$618,533	(65.7)%

Net income per share (basic)	$0.82	$2.71	(69.7)%	$1.79	$4.78	(62.6)%
Net income per share (diluted)	$0.81	$2.67	(69.7)%	$1.77	$4.71	(62.4)%

Weighted average shares outstanding (basic)	118,500	128,405	(7.7)%	118,567	129,447	(8.4)%
Weighted average shares outstanding (diluted)	119,807	130,338	(8.1)%	119,820	131,218	(8.7)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2023
Total revenues	$3,079,268	$779,867	$562,721	$4,421,856
Adjusted gross profits(1)	400,532	179,231	85,733	665,496
Income (loss) from operations	117,859	29,647	(14,883)	132,623
Depreciation and amortization	5,856	5,484	14,635	25,975
Total assets(2)	3,106,092	1,149,091	1,150,078	5,405,261
Average employee headcount	6,497	5,225	4,363	16,085

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2022
Total revenues	$4,147,046	$2,093,190	$558,239	$6,798,475
Adjusted gross profits(1)	624,551	324,443	82,619	1,031,613
Income from operations	276,499	167,557	25,609	469,665
Depreciation and amortization	6,123	5,471	11,668	23,262
Total assets(2)	3,688,215	2,851,114	918,110	7,457,439
Average employee headcount	7,552	5,759	4,582	17,893
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2023
Total revenues	$6,383,455	$1,569,845	$1,080,226	$9,033,526
Adjusted gross profits(1)	827,187	357,150	166,799	1,351,136
Income (loss) from operations	251,881	59,763	(17,988)	293,656
Depreciation and amortization	11,507	10,964	27,884	50,355
Total assets(2)	3,106,092	1,149,091	1,150,078	5,405,261
Average employee headcount	6,713	5,356	4,454	16,523

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2022
Total revenues	$8,261,935	$4,287,587	$1,064,906	$13,614,428
Adjusted gross profits(1)	1,130,651	646,291	160,867	1,937,809
Income from operations	458,853	335,195	21,091	815,139
Depreciation and amortization	12,362	11,026	22,360	45,748
Total assets(2)	3,688,215	2,851,114	918,110	7,457,439
Average employee headcount	7,442	5,690	4,422	17,554

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$210,155	$217,482
Receivables, net of allowance for credit loss	2,505,130	2,991,753
Contract assets, net of allowance for credit loss	188,207	257,597
Prepaid expenses and other	147,993	122,406
Total current assets	3,051,485	3,589,238

Property and equipment, net of accumulated depreciation and amortization	159,222	159,432
Right-of-use lease assets	343,734	372,141
Intangible and other assets, net of accumulated amortization	1,850,820	1,833,753
Total assets	$5,405,261	$5,954,564

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,449,588	$1,570,559
Accrued expenses:
Compensation	112,421	242,605
Transportation expense	142,568	199,092
Income taxes	9,763	15,210
Other accrued liabilities	159,065	168,009
Current lease liabilities	72,223	73,722
Current portion of debt	815,863	1,053,655
Total current liabilities	2,761,491	3,322,852

Long-term debt	920,495	920,049
Noncurrent lease liabilities	288,960	313,742
Noncurrent income taxes payable	28,104	28,317
Deferred tax liabilities	15,099	14,256
Other long-term liabilities	3,005	1,926
Total liabilities	4,017,154	4,601,142

Total stockholders’ investment	1,388,107	1,353,422
Total liabilities and stockholders’ investment	$5,405,261	$5,954,564

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
Operating activities:	2023	2022

Net income	$212,207	$618,533
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	50,355	45,748
Provision for credit losses	(8,397)	(2,142)
Stock-based compensation	21,642	52,535
Deferred income taxes	(21,825)	(5,844)
Excess tax benefit on stock-based compensation	(8,645)	(7,553)
Other operating activities	3,080	(26,356)
Changes in operating elements, net of acquisitions:
Receivables	501,210	(378,641)
Contract assets	69,662	(65,362)
Prepaid expenses and other	(23,834)	(14,170)
Accounts payable and outstanding checks	(125,090)	37,207
Accrued compensation	(130,197)	(9,673)
Accrued transportation expenses	(56,524)	62,506
Accrued income taxes	3,308	(54,964)
Other accrued liabilities	(9,611)	1,391
Other assets and liabilities	2,035	(1,886)
Net cash provided by operating activities	479,376	251,329
Investing activities:
Purchases of property and equipment	(21,679)	(36,781)
Purchases and development of software	(29,622)	(32,622)
Proceeds from sale of property and equipment	—	63,208
Net cash (used for) investing activities	(51,301)	(6,195)
Financing activities:
Proceeds from stock issued for employee benefit plans	36,684	53,574
Total repurchases of common stock	(84,607)	(514,483)
Cash dividends	(146,195)	(145,268)
Proceeds from long-term borrowings	—	200,000
Proceeds from short-term borrowings	1,861,750	2,735,000
Payments on short-term borrowings	(2,099,750)	(2,586,000)
Net cash (used for) provided by financing activities	(432,118)	(257,177)
Effect of exchange rates on cash	(3,284)	(6,445)
Net change in cash and cash equivalents	(7,327)	(18,488)
Cash and cash equivalents, beginning of period	217,482	257,413
Cash and cash equivalents, end of period	$210,155	$238,925
	As of June 30,
Operational Data:	2023	2022
Employees	15,763	18,146

Source: C.H. Robinson
CHRW-IR